LOTTO     America's Lottery Magazine
WORLD

                                             http://www.Lottoworldmagazine.com
                                             Corporate and Publishing
                                             2150 Goodlette Road
                                             Suite 200
                                             Naples, FL 34102
FOR IMMEDIATE RELEASE                        (941) 643-1677 Phone
                                             (941 ) 643-6670 Fax
                                             (941) 263-0809 Editorial Fax
                                             (800) 223-6814 Toll Free
           LOTTOWORLD, INC., ANNOUNCES
         IOWA LOTTERY MAGAZINE AGREEMENT
                AND LAY-OFFS                 Advertising
                                             420 Lexington Avenue
                                             Suite 2147
                                             New York, NY 10170
                                             (2t2) 634-4455 Phone
                                             (212) 634-4566 Fax



NAPLES, FLORIDA, June 6, 1997 -- LottoWorld, Inc. (NASDAQ: LTTO), a leading publisher of lottery-related magazines, announced today that its wholly owned subsidiary, Lottery Players Publishing Company, Inc., has signed an exclusive agreement with the Iowa Lottery to publish a new magazine, the Iowa Lottery Players Digest. The agreement, following similar agreements with the Georgia, Nebraska, and Virginia state lotteries in 1997, marks the company's forth major publishing milestone this year.

Specifically tailored for the Iowa Lottery, the Iowa Lottery Players Digest will boast an initial circulation of 300,000 copies per issue and will be available at over 3,000 Iowa lottery ticket outlets statewide.

The new  48-page,  four-color  magazine  will  offer  information  about new and existing Iowa Lottery games, profiles of lottery winners, second-chance drawings, special lottery promotions and updates on lottery revenues and how proceeds aid education and the environment in Iowa. It will be dedicated to serving the needs of players and to provide an effective method to communicate the many benefits to the citizens of Iowa that come from lottery contributions to the state.

      The Company also announced today that it is continuing to seek additional capital to fund current and future operations and that it is in the process of negotiating capital investments with several firms. The Company further reported that because it can not assure that a transaction will be completed and in an effort to conserve available capital, it was implementing the lay-off of 12 employees.

CONTACT:   Jaines   D.   Cullen.   Investor   Relations.   (800)   223-6814   or
          jcullen@coconet.com